Exhibit 99.1

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2004 FIRST QUARTER RESULTS

First Quarter Net Revenue Increases 35%; Operating Income Increases 38%

First Quarter Net Income Increases 147%; EPS Increases from $0.05 to $0.09

Total Audience at TV Networks Hits Record Highs

LOS ANGELES, CA, MAY 6, 2004 — Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the first quarter ending March 31, 2004, at the high end of previous guidance as to net revenues and earnings per share, and exceeding guidance for operating income before depreciation and amortization.

Consolidated first quarter 2004 net revenue, including Univision Radio, which was acquired September 22, 2003, increased 35% to $352.9 million from $261.7 million in 2003.  Net income increased 147% to $31.6 million in 2004 from $12.8 million in 2003 and diluted earnings per share increased to $0.09 in 2004 from $0.05 in 2003. Operating income increased 38% to $65.5 million in 2004 from $47.4 million in 2003. Operating income before depreciation and amortization(1) increased 34% to $90.1 million in 2004 from $67.2 million in 2003. Depreciation and amortization were $24.6 million in 2004 and $19.8 million in 2003.

The following table sets forth the Company’s unaudited financial performance for the first quarter of 2004 and 2003 by segment.

	Three Months Ended March 31,
$ in Millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003

Television	$259.3	$231.5	$75.0	$67.2
Radio (a)	63.3	—	15.8	—
Music	26.4	27.5	1.8	3.6
Internet	3.9	2.7	(2.5)	(3.6)
Consolidated	$352.9	$261.7	$90.1	$67.2

(1) See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term "operating income before depreciation and amortization" to net income, which is the most directly comparable GAAP financial measure

(a) Radio was acquired on September 22, 2003.

The following table sets forth selected data from the Company’s financial statements.

	Three Months Ended March 31,
$ in Millions (except per share data)	2004	2003	Change
	(Unaudited)	(Unaudited)
Net revenues	$352.9	$261.7	+35%
Net income available to common stockholders	$31.6	$12.8	+147%

Basic EPS
Net income per share available to common stockholders	$0.10	$0.06	+67%
Weighted average common shares outstanding	322.3	228.1

Diluted EPS
Net income per share available to common stockholders	$0.09	$0.05	+80%
Weighted average common shares outstanding	353.1	257.4

A. Jerrold Perenchio, Univision Communications Inc. Chairman and Chief Executive Officer, said, "Univision Communications once again delivered record results in the first quarter, with each of our businesses securely positioned as the #1 Spanish-language media/entertainment property in its respective industry. Our advertisers have begun to benefit from the cross-platform opportunities afforded to them by our combination of top-quality, integrated assets, while our audiences are enjoying an even broader range of information and entertainment than a year ago."

Ray Rodriguez, President, Univision Television Networks, said, “We’re extremely pleased with the performance of our television networks this quarter which, together, delivered the highest total audience levels in our Company’s history. The Univision Network alone reached its highest ever sign-on to sign-off levels and broadcast 48 of the top 50 programs in Hispanic homes. At the same time, TeleFutura reached all-time high viewership levels and overtook Telemundo as the #2 Spanish-language network in yet another key daypart, daytime.  With the addition of TeleFutura in 2002, Univision and TeleFutura have captured 81% of all primetime Adult 18-49 audience growth to Spanish-language broadcast television through March 31, 2004.  With our viewership at all time record highs and Hispanics’ unprecedented preference for our programming, we’re well positioned for another strong Upfront.”

McHenry T. Tichenor, Jr., President, Univision Radio, said, “The radio division posted strong performance in the first quarter.  Our first quarter revenue growth(2) of 12% compares favorably with reported industry growth of 4%.  We enjoyed solid results in both local and national advertising, and benefited from early successes with integrated sales across all the Univision media platforms.  Also during the quarter, we launched RadioCadena Univision, our new AM talk network, whose programming has been well received by advertisers and listeners on ten of our owned and operated AM stations and seven independent affiliates.  RadioCadena Univision is an example of how Univision Radio will capitalize on Univision’s broad array of resources to more productively deploy our assets and improve our overall operating performance.”

(2) Comparing Univision Radio in 2004 to Hispanic Broadcasting Corporation in 2003.

PRO FORMA RESULTS

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting Corporation, now called Univision Radio, and assumes that the transaction had occurred as of January 1, 2003. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the period presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The pro forma information includes adjustments that give effect to the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other business acquisitions in 2003 by the Company or Hispanic Broadcasting Corporation, as the business acquisitions do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.  The pro forma information does not reflect any adjustments for synergies that the Company may realize from the acquisition.

Unaudited	Three Months Ended March 31,
$ in Millions (except per share data)	Actuals	Pro forma
	2004	2003	Change
Net revenues	$352.9	$316.5	+11.5%

Operating Income Before Depreciation and Amortization(3)	90.1	76.3	+18%

Net income	31.6	17.1	+85%

Basic Earnings Per Share	0.10	0.05	+100%

Diluted Earnings Per Share	0.09	0.05	+80%

Pro forma net income includes merger costs of $0.8 million, net of tax incurred by Hispanic Broadcasting Corporation and charged to operating expense.

SECOND QUARTER GUIDANCE

Excluding the effect of FIN 46(4) and comparing the consolidated 2004 estimates to the 2003 pro forma results for the second quarter of 2004, Univision expects net revenue to increase by low to mid teen percentages and operating income before depreciation and amortization to increase by mid to high teen percentages.  Depreciation and amortization expense is expected to be approximately $25 million.

The effect of FIN 46 would be to increase net revenue by approximately $25 million and to increase operating income before depreciation and amortization growth by 2.5% to 3.0%.

On our corporate website, www.univision.net, please go to Financials and Other Filings in the Investor Relations section, for a copy of the second quarter 2003 pro formas.

Earnings per share are expected to increase from $0.15 pro forma in the second quarter of 2003 to between $0.18 and $0.20 in the second quarter of 2004.  Earnings per share will not be affected by the adoption of FIN 46.

(3) See tables on page 8 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term "pro forma operating income before depreciation and amortization" to net income, which is the most directly comparable GAAP financial measure.

(4) See Page 9 - Adoption of FIN 46 "Consolidation of Variable Interest Entities."

TELEVISION HIGHLIGHTS

Combined Univision Television Broadcast Networks’ Highlights

The strategic launch of TeleFutura on January 14, 2002, as a general-interest Spanish-language broadcast television network, has been a driver for the increase in total Spanish-language broadcast television viewing in the U.S.  Compared to the 2001 first quarter, Hispanic Adult 18-49 primetime viewership to Spanish-language broadcast television has grown 36%, with TeleFutura accounting for 60% of the increase, Univision 21% and Telemundo 19%.

The addition of TeleFutura and its counter programming strategy has been a success, as evidenced by the fact that in the quarter, the Univision and TeleFutura networks combined reached record audience levels in every daypart among nearly every demographic compared to the audience levels achieved by both networks in the first quarter of 2003 (see chart below).

	Demographic	% Change in Combined Network Audience

Total Primetime
M-Su/7pm-11pm	Hispanic Adults 18-34*	+2%
	Hispanic Adults 18-49*	+5%
	Hispanic Women 18-49	0%
	Hispanic Men 18-49*	+11%
	Hispanic Persons 2+*	+5%

Sign-on to Sign-off
M-Su/7am-2am	Hispanic Adults 18-34*	+6%
	Hispanic Adults 18-49*	+10%
	Hispanic Women 18-49*	+9%
	Hispanic Men 18-49*	+11%
	Hispanic Persons 2+*	+9%

* Record first quarter audience level achieved

Source: Nielsen Media Research

Univision Network

The Univision Network, the #1 Spanish-language television network in the U.S., reached all-time high total day Adult 18-49 audience levels in the quarter.  In the quarter, Univision broadcast 48 of the top 50 shows in Hispanic Households, regardless of language, with the only non-Univision shows being Fox’s American Idol broadcasts ranking 45th and 46th.   In primetime, Univision delivered more than 3 times Telemundo’s Household audience, as well as more Hispanic Households than ABC, CBS, NBC and Telemundo combined.  In the quarter, Univision launched two hit primetime novelas “Mariana de la Noche” and “Bajo La Misma Piel,” which immediately became the #1 and #2 shows among Hispanics in any language.  During the quarter, Univision’s daytime novela block delivered 32% more Hispanic Households than Telemundo’s primetime novela block.

Locally, during the February Sweeps, Univision’s owned and operated stations placed #1 during primetime and all day outperforming their Spanish-language competitors in all of their markets among all Hispanic demographics.  In addition, during primetime Univision’s stations outperformed their English-and Spanish-language competitors in Miami and Phoenix among all Adults 18-49 and in Los Angeles, Miami, Phoenix, Fresno (tie) and Bakersfield (tie) among all Adults 18-34.  Univision stations also took the #1 spot sign-on to sign-off among all broadcast stations regardless of language in Los Angeles, Miami, Phoenix and Fresno among all Adults 18-49 and in New York (tie), Los Angeles, Miami, Houston, Phoenix, Fresno and Bakersfield (tie) among all Adults 18-34.

TeleFutura Network

The TeleFutura Network continued its remarkable growth, drawing all-time record high audience levels among the key demographics of Hispanic Households, Persons 2+, Adults 18-49 and Adults 18-34 during the key dayparts of primetime, daytime, total day, early fringe, late fringe and weekend daytime. Compared to first quarter last year, TeleFutura increased its viewership 63% both in primetime and total day among Adults 18-49, as well as 65% in primetime and 61% in total day among Adults 18-34. After only two years on the air, TeleFutura’s popularity has gained significant ground in new dayparts, making it the #2 Spanish language broadcast network in the quarter, behind sister network Univision and ahead of Telemundo, in early morning, daytime and weekend daytime among Hispanic Adults 18-49 and 18-34.

Locally, during the 2004 February Sweeps, TeleFutura stations were the #2 Spanish-language station, second only to Univision, during total day in Los Angeles and Fresno among Hispanic Adults 18-49 and in Los Angeles, Chicago, Houston and Fresno among Hispanic Adults 18-34.  During the traditional evening news hour when TeleFutura airs a novela, TeleFutura stations were #2 in Chicago, Dallas, Fresno, Houston and San Francisco among Hispanic Adults 18-49 and in Miami, Chicago, Dallas, Fresno, Houston, San Antonio, San Francisco and Tucson among Hispanic Adults 18-34.

Galavisión Network

The Galavisión Network, the leading Spanish-language cable network, was #1 in primetime and total day among Hispanic Adults 18-49 and 18-34 in first quarter, outdelivering all the other 13 Spanish-language cable networks combined. Galavisión reached all time record audience levels during total day among Hispanic Households, increasing its viewership 10% compared to first quarter last year.

RADIO HIGHLIGHTS

Univision Radio, the #1 Spanish language radio operator in the United States achieved notable revenue growth(5) of 12% on a consolidated basis compared to first quarter revenue growth of 4% for the radio industry as a whole, as reported by the Radio Advertising Bureau.

Also during the quarter, Univision Radio launched syndicated AM radio talk programming, now known as RadioCadena Univision, in ten of its markets across the country. This network programming, supplemented with local news, talk, and public affairs content, redefines the formats of these AM radio stations and has shown early signs of being a contributor to the overall success of Univision Radio.  RadioCadena Univision provides compelling topical programming with unique sponsorship and product placement opportunities, and the ability to leverage the company’s content and personality franchises from other platforms.

(5) Comparing Univision Radio in 2004 to Hispanic Broadcasting Corporation in 2003.

Univision Radio stations continued to enjoy strong ratings.  Based on the most recently published Arbitron ratings, Univision radio stations are the most listened to stations among all adults 25-54, in Los Angeles, San Francisco, Houston, Phoenix, Las Vegas and McAllen.  The Company’s station clusters are the top-rated Spanish-language clusters among adults 12+ in 12 out of the 13 markets that the Company categorizes as same-station markets, and 11 out of those 13 markets among adults 25-54.

MUSIC HIGHLIGHTS

Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in the Mexico-based Disa Records as well as the Univision Music publishing companies, is the leading Spanish-language music company in the United States. During the first quarter, an average of 35 of the top 100 Latin albums sold in the U.S. were by Univision Music Group artists. Univision Music Group artists’ albums held six of the top ten spots on Billboard’s SoundScan chart for one week in February. In addition, three Fonovisa Records artists — Los Temerarios, Marco Antonio Solis and Los Tigres del Norte — each reached the #1 spot on the Billboard chart during the quarter. At Premio Lo Nuestro, the premiere Latin music awards show, Univision Music Group won a total of 8 awards.

INTERNET HIGHLIGHTS

Univision.com, the #1 Spanish-language website among U.S. Hispanics according to Nielsen NetRatings, continued its growth in the first quarter, posting a 33% increase in page impressions compared to the same period last year.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, May 6, at 5:00 p.m. ET.  The call can be accessed by dialing 913-981-4900 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 459180.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 79% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 30% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; and unanticipated interruptions in our broadcasting for any reason, including acts of terrorism.  Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission.  Univision assumes no obligation to update forward-looking information contained in this press release.

Reconciliation of Operating Income Before Depreciation and Amortization and Pro Forma Operating Income Before Depreciation and Amortization to Net Income

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The table below sets forth a reconciliation of historical operating income before depreciation and amortization to historical consolidated net income and to historical operating income for each segment, which are the most directly comparable GAAP financial measures.

$ in Millions	Three Months Ended March 31, 2004
	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$90.1	$75.0	$15.8	$1.8	$(2.5)
Depreciation and amortization	24.6	16.2	5.1	2.3	1.0
Operating income (loss)	65.5	$58.8	$10.7	$(0.5)	$(3.5)
Other (income) expense:
Interest expense, net	15.7
Stock dividend	(5.1)
Equity loss in unconsolidated subsidiaries/other	1.1
Amortization of deferred financing costs	0.9
Provision for income taxes	21.3
Net income	$31.6

$ in Millions	Three Months Ended March 31, 2003
	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$67.2	$67.2	$—	$3.6	$(3.6)
Depreciation and amortization	19.8	15.4	—	3.1	1.3
Operating income (loss)	47.4	$51.8	$—	$0.5	$(4.9)
Other (income) expense:
Interest expense, net	18.6
Equity loss in unconsolidated subsidiaries/other	6.5
Loss on change in Entravision ownership interest	0.3
Amortization of deferred financing costs	0.9
Provision for income taxes	8.3
Net income	$12.8

(a) Radio was acquired on September 22, 2003.

The table below sets forth a reconciliation of proforma operating income before depreciation and amortization to historical consolidated net income which is the most directly comparable GAAP financial measures.

$ in Millions	Three Months Ended March 31, 2003
Consolidated
Pro Forma Operating income before depreciation and amortization	$76.3
Hispanic Broadcasting Corporation Operating income before depreciation and amortization	(9.0)
Pro Forma Adjustment	(0.1)
Operating income before depreciation and amortization	67.2
Depreciation and amortization	19.8
Operating income	47.4
Other (income) loss:
Interest expense, net	18.6
Equity loss in unconsolidated subsidiaries/other	6.5
Loss on change in Entravision ownership interest	0.3
Amortization of deferred financing costs	0.9
Provision for income taxes	8.3
Net income	$12.8

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

The Company was required to adopt Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”, (“FIN 46”). FIN 46 provides new guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (hereinafter referred to as a variable interest entity or “VIE”). This new standard was adopted by the Company on March 31, 2004.

Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75,000,000, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company is also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII”) owned 100% by Raycom Media, Inc. (“Raycom”).  WLII owns two television stations operating in Puerto Rico.  The Company has an option to acquire WLII for $190,000,000 backed by a $20,000,000 non-refundable deposit in the form of a standby letter of credit.

Disa Records and WLII which were consolidated on the Company’s balance sheet on March 31, 2004, accounted for less than 5% of the consolidated assets of the Company at March 31, 2004. Because FIN 46 was adopted as of March 31, 2004, its adoption did not impact the Company’s statement of operations.

Beginning April 1, 2004, the operating results of these two VIEs will be included in the Company’s statement of operations.  Below operating income, the Company will then deduct 50% of the net income or loss attributable to the Chavez’ interest in Disa Records and 100% of the net income or loss attributable to Raycom’s ownership of WLII to reflect eliminations of the interests not owned by the Company.  Consequently, the adoption of FIN 46 will not have an effect on net income.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31,
(Dollars and shares in millions, except per share data) (Unaudited)

	2004	2003
Net revenues:
Television, radio and Internet services	$326.5	$234.2
Music products and publishing	26.4	27.5
Total net revenues	352.9	261.7

Direct operating expenses of television, radio and Internet services	132.1	102.7
Direct operating expenses of music products and publishing	15.4	15.4
Total direct operating expenses (excluding depreciation expense)	147.5	118.1

Selling, general and administrative expenses (excluding depreciation expense)	115.3	76.4
Depreciation and amortization	24.6	19.8
Operating income	65.5	47.4
Other expense / (income):
Interest expense, net	15.7	18.6
Amortization of deferred financing costs	0.9	0.9
Equity loss in unconsolidated subsidiaries / other	1.1	6.5
Stock dividend(1)	(5.1)	—
Loss on change in Entravision ownership interest	—	0.3
Income before taxes	52.9	21.1
Provision for income taxes	21.3	8.3
Net income	$31.6	$12.8

Basic Earnings Per Share
Net income per share	$0.10	$0.06
Weighted average common shares outstanding	322.3	228.1
Diluted Earnings Per Share
Net income per share	$0.09	$0.05
Weighted average common shares outstanding	353.1	257.4

(1) Cumulative 7% annual dividend of the Company’s initial investment in Equity Broadcasting of $26,000,000 in June 2001.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except share and per share data)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$71.0	$76.7
Accounts receivable, net	291.6	320.1
Program rights	39.3	39.8
Prepaid expenses and other	87.4	84.0
Total current assets	489.3	520.6

Property and equipment, net	567.2	555.5
Intangible assets, net	4,127.9	3,773.1
Goodwill	2,309.8	2,192.8
Deferred financing costs, net	13.5	14.1
Program rights	30.8	37.4
Investments in equity method investees	63.5	139.2
Investments in cost method investees	369.7	364.6
Other assets	64.6	45.6
Total assets	$8,036.3	$7,642.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$191.1	$209.4
Income taxes	19.2	6.0
Accrued interest	19.5	23.2
Accrued license fees	13.5	13.3
Deferred advertising revenues	—	4.3
Program rights obligations	25.0	26.8
Current portion of capital lease obligations	4.9	5.6
Total current liabilities	273.2	288.6

Long-term debt including accrued interest	1,408.2	1,295.1
Capital lease obligations	25.8	73.3
Deferred advertising revenues	—	5.4
Program rights obligations	24.2	25.6
Deferred tax liabilities	843.4	793.2
Other long-term liabilities	69.0	58.7
Total liabilities	2,643.8	2,539.9

Noncontrolling interest	254.2	—

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 323,416,675 and 323,245,149 shares issued including shares in treasury at March 31, 2004 and December 31, 2003, respectively)	3.2	3.2
Paid-in-capital	4,615.9	4,611.1
Deferred compensation	(2.3)	(2.4)
Retained earnings	545.0	513.4
Accumulated other comprehensive losses	(1.3)	(0.1)
	5,160.5	5,125.2
Less common stock held in treasury (1,017,180 shares at cost at March 31, 2004 and December 31, 2003, respectively)	(22.2)	(22.2)
Total stockholders’ equity	5,138.3	5,103.0
Total liabilities and stockholders’ equity	$8,036.3	$7,642.9

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31,
(Dollars in millions)
(Unaudited)

	2004	2003

Net income	$31.6	$12.8
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	20.2	16.6
Loss on sale of fixed assets	0.2	—
Equity loss in unconsolidated subsidiaries	1.1	6.9
Amortization of intangible assets and deferred financing costs	5.3	4.1
Deferred income taxes	7.9	3.3
Stock dividend	(5.1)	—
Non-cash items	(0.7)	(1.0)
Changes in assets and liabilities; net of assets acquired and liabilities assumed
Accounts receivable	35.5	27.5
Program rights	8.6	1.2
Prepaid expenses and other assets	7.9	(10.8)
Accounts payable and accrued liabilities	(31.5)	(6.3)
Income taxes	12.4	12.5
Income tax benefit from options exercised	0.9	0.3
Accrued interest	(3.7)	(8.2)
Accrued license fees	0.2	1.2
Program rights obligations	(3.4)	(4.9)
Other, net	(2.0)	(2.5)
Net cash provided by operating activities	85.4	52.7

Cash flow from investing activities:
Acquisitions, net of acquired cash	(135.0)	(53.0)
Acquisition of Los Angeles building	(52.5)	—
Investment in unconsolidated subsidiaries	1.7	2.2
Cash of variable interest entity	12.2	—
Capital expenditures	(14.8)	(11.3)
Other, net	0.1	—
Net cash used in investing activities	(188.3)	(62.1)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	170.0	106.0
Repayment of long-term debt	(76.4)	(88.8)
Proceeds from issuance of common stock	599.4	—
Repurchase of common stock	(599.4)	—
Exercise of stock options	4.0	0.8
Payment of offering costs	(0.1)	—
Deferred financing costs	(0.3)	—
Net cash provided by financing activities	97.2	18.0

Net (decrease) increase in cash	(5.7)	8.6
Cash beginning of period	76.7	35.7

Cash end of period	$71.0	$44.3

Supplemental disclosure of cash flow information:
Interest paid	$22.3	$25.7
Income taxes paid (refunds)	$1.8	$(6.9)